CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Atlantic International Entertainment, Ltd.

         I consent to the use in the S-8 filings of Atlantic International Entertainment, Ltd. relating to my report dated February 24, 1996, accompanying the financial statements of Atlantic International Entertainment, Ltd., formerly known as CEEE Group Corporation contained in such Registration Statement and to the use of my name, and the statements, with respect to me, under the heading "Experts" in the Prospectus.


/s/ Jones, Jensen & Company
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Jones, Jensen & Company
February 3, 1997